Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Preferred Shares Rights Agreement (this “Amendment”), dated as of July 10, 2008, between Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), amends that certain Preferred Shares Rights Agreement, dated as of August 8, 2006, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

WHEREAS, the Company proposes to enter into a Securities Purchase Agreement (as the same may be amended from time to time, the “Securities Purchase Agreement”), dated as of July 9, 2008, with the investors who are identified as a party to the Securities Purchase Agreement (the “Investors”).

In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding the foregoing, the investors identified as parties to the Securities Purchase Agreement, dated as of July 9, 2008, by and among the Company and such investors (as the same may be amended from time to time, the “Securities Purchase Agreement”) or any Affiliate thereof (the “Securities Investors”), shall not become an “Acquiring Person” by virtue of (i) the approval, execution or delivery of that certain Securities Purchase Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the sale of Securities pursuant to, and as defined in, the Securities Purchase Agreement, (iii) the acceptance for payment and purchase or tender of Shares pursuant to the Securities Purchase Agreement, (iv) the announcement of the Securities Purchase Agreement or the Offer, (v) the sale of and conversion of the Warrant Shares, as defined in the Securities Purchase Agreement, or (vi) the consummation of any other transaction contemplated by the Securities Purchase Agreement.”

2. Section 1(h) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding anything in this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Securities Purchase Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the sale of Securities pursuant to, and as defined in, the Securities Purchase Agreement, (iii) the acceptance for payment and purchase or exchange of Shares pursuant to the Securities Purchase Agreement, (iv) the announcement of the Securities Purchase Agreement or the Offer, (v) the sale of and conversion of the Warrant Shares, as defined in the Securities Purchase Agreement, or (vi) the consummation of any other transaction contemplated by the Securities Purchase Agreement, provided that the Distribution Date shall be deemed to occur immediately prior to any time as any of the Securities Purchasers (or any Affiliate or associate thereof) shall become an Acquiring Person.”

3. Section 1(u) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding anything in this Agreement to the contrary, no Shares Acquisition Date shall be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Securities Purchase Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the sale of Securities pursuant to, and as defined in, the Securities Purchase Agreement, (iii) the acceptance for payment and purchase or exchange of Shares pursuant to the Securities Purchase Agreement, (iv) the announcement of the Securities Purchase Agreement or the Offer, (v) the sale of and conversion of the Warrant Shares, as defined in the Securities Purchase Agreement, or (vi) the consummation of any other transaction contemplated by the Securities Purchase Agreement.”

4. Section 1(y) of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

“Notwithstanding anything in this Agreement to the contrary, no Triggering Event shall be deemed to have occurred by virtue of (i) the approval, execution or delivery of the Securities Purchase Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the sale of Securities pursuant to, and as defined in, the Securities Purchase Agreement, (iii) the acceptance for payment and purchase or exchange of Shares pursuant to the Securities Purchase Agreement, (iv) the announcement of the Securities Purchase Agreement or the Offer, (v) the sale of and conversion of the Warrant Shares, as defined in the Securities Purchase Agreement, or (vi) the consummation of any other transaction contemplated by the Securities Purchase Agreement.”

5. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Securities Purchase Agreement (the “Effective Time). Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

6. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that the rights, duties, liabilities and obligations of the Rights Agent shall be shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

7. The Company shall give the Rights Agent prompt written notice of the Effective Date.

8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

9. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Securities Purchase Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement

10. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ Joel A. Fernandes
	Name:	Joel A. Fernandes
	Title:	Senior Director, Finance and Controller

MELLON INVESTOR SERVICES LLC as Rights Agent

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